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                                                                    Exhibit 10.3


                                 EMPLOYMENT AGREEMENT

    This Agreement is entered into by Healthcare Computing Systems, Inc., a West Virginia corporation, as Employer and V. "Juggy" Jagannathan, as Employee.

    1. EMPLOYMENT. Employer agrees to employ Employee and Employee agrees to accept employment upon the terms and conditions set forth in this Agreement.

    2.   DUTIES AND SERVICES.   (a)   During the term of this Agreement,
Employee shall be employed in the business of the Employer as its Senior Vice President - Research and Development. In the performance of his duties, Employee shall report to and be subject to the direction of the Employer's President and Chief Executive Officer, and Employee agrees to comply with the policies, standards and regulations of Employer. (b) Except as provided in
Section 4.a.(i), Employee agrees to devote no less than 80% (eighty percent) of his aggregated annual working time to the performance of his duties under this Agreement except excused absences due to illness and paid time off. (c) Upon giving Employer 30 (thirty) days advance written notice, Employee may increase his working time to the performance of his duties under this Agreement to more than 80% (eighty percent), and up to 100% (one-hundred percent), provided Employee furnishes Employer satisfactory documentation of Employee's ability to increase his working time. Satisfactory documentation shall include one or more of the following: (i) termination of his employment with West Virginia University and any of its affiliated organizations ("WVU"); (ii) an extended leave of absence from WVU; or (iii) a change to the terms of Employee's contractual relationship with WVU.

    3. TERM. The term of this Agreement shall commence on November 1, 1996 (the "Effective Date") and continue for thirty-six (36) months unless terminated
earlier or extended as herein provided (the "Term").    This Agreement shall be
automatically extended for an additional twenty-four (24) month term unless Employer provides not less than ninety (90) days prior to the third anniversary of the Effective Date written notice to Employee of its intention not to extend this Agreement.

    4.   COMPENSATION.   Employer agrees to pay Employee compensation as
follows:

         (a)   SALARY.   (i)  Between the Effective Date and the payment by D.
H. Blair Investment Banking Corp. under the "firm commitment" to purchase the Units from the Company (the "Effective Date of the Registration Statement"), as described in Sections 9 and 10 of Letter of Intent dated September 4, 1996 between D. H. Blair Investment Banking Corp. and Healthcare Computing Systems, Inc. (the "Letter of Intent"), attached hereto as Exhibit A, Employer will pay Employee a salary of $60,000 per year, and Employee will be required to devote not more than 40% (forty per cent) of his working time to the performance of his duties under this Agreement. (ii) Beginning on the Effective Date of the Registration Statement, Employer will pay


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Employee a salary of $150,000 per year, which shall be reduced by the amount
Employer may be required to reimburse West Virginia University for Employee's working time with Employer at the WVU "off campus rate" and for Employee's election to continue to participate in any WVU fringe benefit plans. (iv) In the event Employee provides Employer with written documentation (as described in 2(c)) of his ability to devote 100% of his working time to the performance of his duties under this Agreement, Employer will pay Employee a salary of $150,000 per year. (v) Employee will receive his annual salary in equal semi-monthly or biweekly installments in accordance with the executive payroll policies of the Employer; provided, however, Employee agrees to be paid his salary earned between the Effective Date and the first closing of a Bridge Loan, as described in Section 22 of the Letter of Intent, at the first closing of a Bridge Loan.
(vi) Employee's annual salary compensation may be reviewed at any time but shall be reviewed no less frequently than annually within thirty (30) days of each anniversary of the Effective Date and shall not be increased in any event until thirteen (13) months after the closing of the offering as set forth in
Section 16 of the Letter of Intent (the "Closing"). Based on such reviews, Employee's salary may be adjusted to such higher amount if considered appropriate by the Employer at its sole discretion after taking into account general economic conditions, competitive conditions within the Employer's industry, the financial condition, operations and prospects of Employer, and Employee's prior and prospective performance of his duties. In no event shall Employee's salary be reduced without Employee's express consent.

         (b) PERFORMANCE BONUS. After the Closing, Employee shall participate in any bonus or other short term incentive compensation plan(s) that are approved by the Board of Directors of Employer (the "Board").

         (c)   OTHER COMPENSATION:

              (i) STOCK OPTIONS. Employee shall be entitled to receive stock option grants after the Effective Date of the Registration Statement at the sole discretion of the Board under a stock option plan to be approved by the Board prior to the Effective Date of the Registration Statement.

              (ii) EMPLOYEE BENEFITS. Employee shall be entitled to participate in all benefit plans such as, but not limited to, medical, dental, disability and life insurance, paid time off (vacation, sick, holidays, etc.), retirement plans, professional education, etc. as are approved by the Board from time to time, provided any such participation by Employee shall not be duplicative of any WVU benefit plan or program in which Employee elects to participate and for which participation Employer is obligated to reimburse WVU pursuant to any WVU Agreements as set forth in Section 4.a.(ii) above.

    5.   EXPENSES.   (a)   Employee shall be entitled to prompt reimbursement
for all reasonable travel and other out-of-pocket business expenses, including relocation expenses, necessarily incurred in the performance of his duties hereunder.


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Employee's claims for reimbursement and Employer's payments thereof shall be in accordance with Employer's then current business expense and relocation expense reimbursement policies and procedures.

         (b) Travel and other reasonable out-of-pocket expenses incurred by Employee between the Effective Date and the first closing of a Bridge Loan, as described in Section 22 of the Letter of Intent, shall be promptly reimbursed from the proceeds of the first closing of a Bridge Loan.

    6.  TERMINATION.   Subject to the provisions of this Section 6, Employer
shall have the right to terminate Employee's employment, and Employee shall have the right to resign from his employment with Employer, at any time within the Term of this Agreement.

         (a) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. (i) If, prior to the expiration of the Term, Employee's employment is terminated by Employer for Cause, as defined in Section 6(a)(ii) hereof, or if Employee resigns from his employment hereunder other than for Good Reason, as defined in
Section 6(a)(iii) hereof, Employee shall be entitled to payment of the pro rata portion of the Employee's salary under Section 4(a) hereof through and including the date of termination or resignation. Except to the extent required by applicable law, in the event of termination for Cause or resignation other than for Good Reason, Employee shall have no right under this Agreement or otherwise to receive any other compensation or otherwise participate in any other plan, arrangement or benefit after the termination or resignation of employment with respect to the year of such termination or resignation or later years, and unvested stock options held by Employee shall be immediately and automatically canceled and terminated.

         (ii) Termination for "Cause" shall mean termination of Employee's employment by the Employer because of (A) any act of omission which constitutes a material breach by Employee of his obligations or agreements under this Agreement after written notification by the Employer specifying and describing each such breach and the actions required to cure them, and failure of Employee to cure each such breach in the manner specified in the notice or in a manner otherwise acceptable to the Employer within thirty (30) days of receipt thereof,
(B) the conviction of Employee of any felony or crime of moral turpitude, (C) any act or omission by Employee which, in the good faith judgment of the Employer, constitutes a breach of Employee's fiduciary duty to Employer, or (D) the release of the underwriter, D. H. Blair Investment Banking Corp., from the "firm commitment" to purchase the Units from the Company as described in Sections 9 and 10 of the Letter of Intent.

         (iii) Resignation for "Good Reason" shall mean resignation of Employee after an act or omission by the Employer which is a material breach of this Agreement after Employee notifies Employer in writing specifying and describing each such breach and the actions required to cure them and the Employer does not cure such breach in the manner set forth in the notice or in a manner otherwise acceptable to the Employee within thirty (30) days of receipt thereof.

         (b)   TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON.   (i)
If, prior to the expiration of the Term, Employee's employment is terminated by Employer Without Cause or Employee resigns from his employment hereunder for Good Reason, (A) Employer shall continue to pay Employee an amount equal to Employee's then current annual salary under Section 4(a) for twelve (12) months from the date of such termination or resignation (the "Severance Period"), (B) Employee shall continue to participate in all benefit plans of Employer during the Severance Period, (C) Employee shall become fully vested in any retirement plans or retirement savings plans of the Employer to the extent allowed by applicable laws, and (D) all options to purchase Employer's stock held by Employee which are subject to vesting at the end of the period during which the termination Without Cause or resignation for Good Reason occurs shall immediately vest, become immediately exercisable, and shall remain exercisable for the Severance Period. Except to the extent provided herein and required by applicable law, Employee shall have no right under this Section or otherwise to receive any compensation or to participate in any other plan, arrangement or benefit after such termination Without Cause or resignation for Good Reason with respect to the year of such termination or resignation and later years.

         (c) TERMINATION DUE TO DEATH OR DISABILITY. In the event of Employee's death or Employee's permanent disability that prevents Employee from carrying out his duties hereunder, Employer shall be entitled to terminate his employment Without Cause and the applicable provisions of Section 6(b) shall be followed for the benefit of the Employee, or the Employee's estate in the event of his death.

         (d) EXPIRATION OF TERM. Expiration of this Agreement, whether by non- extension or non-renewal by the Employer, shall be regarded as Termination Without Cause and shall be covered by the provisions of Section 6(b) hereof, provided, however, that Employee shall have the obligation to mitigate Employer's obligations hereunder.

    7.  MERGER, ETC.   In the event (A) of a disposition of all or
substantially all of the assets and business of the Employer during the Term of this Agreement, by merger, consolidation, sale of assets or otherwise or (B) if the individuals who at the beginning of the Term constituted the entire Board (the "Original Board") and any new directors whose election was approved by the majority of the Original Board cease to constitute a majority of the Board (the preceding clauses (A) and (B) to be each hereinafter defined as a "Change of Control"), then:

         (a) the Employer may elect:

              (i) to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity; provided that the entity shall assume in


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writing all of the obligations of the Employer hereunder; and, provided further, that the Employer (in the event and so long as it remains in existence) shall remain liable for the performance of its obligations hereunder in the event of a breach by the surviving entity of this Agreement; or

              (ii) in addition to the other rights of termination, to terminate this Agreement upon at least ninety (90) days written notice by paying Employee in accordance with the provisions of Section 6(b).

         (b) Upon a Change of Control as a result of which (i) there occurs a material detrimental alteration in Employee's position or responsibilities with the Company or a material reduction in Employee's compensation, (ii) Employee's primary work location is relocated more than 75 miles from his primary residence, or (iii) Employee is excluded in a material way from compensation plans or fringe benefits enjoyed by other Company executives, the Employee may elect to:

              (i) accept Employer's election under subsections (i) or (ii) immediately above; or

              (ii) terminate this Agreement upon ninety (90) days written notice after which the provisions of Section 6(b) shall apply.

    8.   CONFIDENTIAL INFORMATION.   Employee acknowledges that during the
course of his employment hereunder Employee will become acquainted with confidential information regarding Employer's business. During the Term of this Agreement and for a period of two (2) years thereafter (the "Non-Competition Period") Employee will not, without the prior written consent of the Employer, disclose or make use of any such confidential information except as may be required in the course of his employment hereunder.

    9.   NON-COMPETITION.   Employee hereby represents, warrants and agrees
that, during the Non-Competition Period, Employee will not compete with the business of the Employer within any of the 50 states of the United States or within any foreign country in which the Company operates (the "Prohibited Territory") as employee, consultant, principal, agent, trustee or through the agency of any corporation, partnership, association, agent or agency, or other enterprise, engaged in any business that during the Non-Competition Period is in competition with the business of the Employer (the "Prohibited Activity").

    10.  NON-SOLICITATION.   Employee covenants and agrees, during the Term of
this Agreement and the Non-Competition Period, that Employee will not canvass or solicit any person or entity who is customer of Employer about whom Employee obtained significant business information during the term of his employment, for the purpose of directly or indirectly furnishing services competitive with Employer and will not solicit for employment or employ any employee of Employer. The parties agree


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that the geographic scope of this non-solicitation covenant is not limited to the Protected Territory.

    11.  REPRESENTATIONS AND WARRANTIES.   (a) Employee represents and warrants
to Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder and (ii) Employee has no physical or mental disability that would hinder his performance of his duties under this Agreement.


         (b) Employer represents and warrants to Employee that this Agreement and the performance of Employer of its obligations hereunder have been duly authorized by formal action of its Board of Directors.

    12.  NOTICES.   Any notice required or permitted to be given under this
Agreement shall be in writing and shall be sent by certified mail or by personal receipted delivery to the Employee at his residence or to the Employer at its principal office.

    13.   WAIVER OF BREACH.   The waiver of either the Employer or Employee of
a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Employer or Employee.

    14.   BINDING EFFECT.   This Agreement shall be binding upon and shall
inure to the benefit of both Employer and Employee and their respective successors, heirs or legal representatives, but neither this Agreement nor any rights hereunder may be assigned by either Employer or Employee without the written consent of the other party, subject to Section 9(a)(i) hereof.

    15.   ARBITRATION.   This Agreement shall be governed by the laws of the
State of Maryland without regard to the principles of the conflict of laws. If any controversy or claim arising out of this Agreement cannot be resolved by the parties, such conflict or claim shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association governing commercial disputes. Such matters will be arbitrated in the Washington, D.C. metropolitan area and, for purposes of this Agreement, each party consents to arbitration in such place. Arbitration proceedings shall commence when either party notifies the other that a dispute to arbitration exists and requests that the dispute be arbitrated. If the parties to the dispute cannot within thirty
(30) days after the request for arbitration is made mutually agree upon an arbitrator or arbitrators to settle the dispute, each party to the dispute shall select an arbitrator. The two arbitrators shall, within fifteen (15) days after the appointment of the last arbitrator, select a third arbitrator and the three arbitrators shall determine the matter. Each arbitrator shall act impartially. If for any reason an arbitrator is not appointed within the time provided or the arbitrators appointed by the parties cannot agree upon a third arbitrator, then an arbitrator shall be appointed by the District Court of the State of Maryland in and for the County of Montgomery in accordance


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with applicable state law.  Unless the parties mutually agree otherwise, any arbitrator selected will be familiar with employment disputes. The final decision will be that of the sole arbitrator or of the majority of the arbitrators, and shall be final and binding upon the parties, except as otherwise provided by law. The sole arbitrator or the majority of arbitrators shall also determine the allocation of costs of the arbitration among the parties, and shall have the right to award to the prevailing party all cost of the arbitration, including reasonable attorneys' fees.

     16.   ENTIRE CONTRACT; COUNTERPARTS.   This instrument contains the entire
agreement of the parties. It may not be changed orally but only by an agreement approved in writing by the Employer and approved in writing by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same instrument.

     17.   NO THIRD PARTY BENEFICIARIES.   This Agreement does not create, and
shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as provided in Sections 8(c) and 9.

     18.   HEADINGS.   The headings in this Agreement are solely for
convenience and shall not be given any effect in the construction or interpretation of this Agreement.

Dated:  12/16, 1996


EMPLOYEE:

/s/ V. Jagannathan
----------------------------------------
V. "Juggy" Jagannathan






Healthcare Computing Systems, Inc., EMPLOYER


By:  /s/ J. Calvin Kaylor
    -----------------------------------------
Its: President and Chief Executive Officer
     ----------------------------------------


Attest:

By:  /s/ Robert R. Shank
    -----------------------------------------
Its: Secretary
    ----------------------------------------

                           ADDENDUM TO EMPLOYMENT AGREEMENT

    This agreement is an addendum to Section 4, pages 1 and 2, of the Employment Agreement dated December 16, 1996 between Healthcare Computing Systems, Inc. a West Virginia corporation, as Employer, and V. "Juggy" Jagannathan, as Employee>

    1. Employer and Employee agree to insert the following language at the beginning of Section 4(a) on page 1 of the Agreement as Section 4(a)(i):

    (i) Between the Effective Date and the initial Closing of the Bridge Loan (the "Initial Bridge Loan Closing"), as described in Section 22 of the Letter of Intent dated September 4, 1996 between D. H. Blair Investment Banking Corp. and Healthcare Computing Systems, Inc. (the "Letter of Intent"), attached hereto as Exhibit A, Employer will pay Employee a salary of $30,000 per year, and Employee will be required to devote not more than 20% (twenty percent) of his working time to the performance of his duties under this Agreement.

    2. Employer and Employee further agree to renumber the remaining sections of Section 4(a) on pages 1 and 2 of the Agreement whereby original 4(a)(i) becomes (ii), (ii) becomes (iii), (iii) becomes (iv), and (iv) becomes (v).

1. Employer and Employee further agree to replace the language in Section 4(a)(ii) (as renumbered pursuant to 2 above) on page 1 of the Agreement with the following language:

    (ii) Between the Initial Bridge Loan Closing and the payment by D. H. Blair Investment Banking Corp. under the "firm commitment" to purchase the Units from the Company (the "Effective Date of the Registration Statement"), as described in Sections 9 and 10 of the Letter of Intent, Employer will pay Employee a salary of $60,000 per year, and Employee will be required to devote not more than 40% (forty percent) of his working time to the performance of his duties under this Agreement; provided, further, Employer shall reimburse WVU at it's "off-campus rate" for any time release required by WVU to compensate WVU for Employee's working time with Employer under this section.

Dated:      January 8, 1997
       --------------

EMPLOYEE:

 /s/ V. Jagannathan
----------------------------------------
I. "Juggy" Jagannathan


Healthcare Computing Systems, Inc., EMPLOYER
 /s/ J. Calvin Kaylor
----------------------------------------
J. Calvin Kaylor, President

Attest:

 /s/ Robert R. Shank
----------------------------------------
Robert Shank, Secretary

                        ADDENDUM NO. 2 TO EMPLOYMENT AGREEMENT

    This agreement is an addendum to Sections 2 and 4, pages 1 and 2, of the Employment Agreement dated December 16, 1996 and the Addendum dated January 8, 1997 between Healthcare Computing Systems, Inc., a West Virginia corporation (now CareFlow|Net, Inc., a Delaware corporation), as Employer, and V. "Juggy" Jagannathan, as Employee.

    1. Employer and Employee agree to replace the entire section 2 of the Employment Agreement with the following language:

    2. DUTIES AND SERVICES. (a) During the term of this Agreement, Employee shall be employed in the business of the Employer as its Senior Vice President - Research and Development and Chief Technical Officer, and as a member of the Board of Directors of Employer (the "Board") and, at Employee's option, as a member of the boards of directors of any subsidiary corporations or other entities of the employer. In the performance of his duties, Employee shall report to and be subject to the direction of the Employer's President and Chief Executive Officer, and Employee agrees to comply with the policies, standards and regulations of Employer. Employee's election to the Board will be effective
no later than 10 (ten) days following the Initial Bridge Loan Closing.   (b)
Except as provided in Section 4.a.(i), Employee agrees to devote no less than 60% (sixty percent) of his aggregated annual working time to the performance of his duties under this Agreement except excused absences due to illness and paid time off. (c) Upon giving Employer 30 (thirty) days advance written notice, Employee may increase his working time to the performance of his duties under this Agreement to more than 60% (sixty percent), and up to 100% (one-hundred percent), provided Employee furnishes Employer satisfactory documentation of Employee's ability to increase his working time. Satisfactory documentation shall include one or more of the following: (i) termination of his employment with West Virginia University and any of its affiliated organizations ("WVU");
(ii) an extended leave of absence from WVU; or (iii) a change to the terms of Employee's contractual relationship with WVU.

    2. Employer and Employee further agree to replace the entire section 4(a) of the Employment Agreement, as modified by the Addendum dated January 8, 1997, with the following language:

4. COMPENSATION. Employer agrees to pay employee compensation as follows:

    SALARY.   (i) Between the Effective Date and the Initial Closing of the
Bridge Loan (the "Initial Bridge Loan Closing"), as described in Section 22 of the Letter of Intent dated September 4, 1996 between D. H. Blair Investment Banking Corp. and Employer (the "Letter of Intent"), attached hereto as Exhibit A, Employer will pay Employee a salary of $60,000 per year, and, in addition, will reimburse WVU for 20% of Employee's time at the WVU standard off-campus rates, and Employee will be required to devote not more than 40% (forty per cent) of his working time to the performance of his duties under this Agreement.
(ii) Beginning on the Initial Bridge Loan Closing, Employer will pay Employee a salary of $90,000 per year and Employee will be required to devote not more than 60% (sixty percent) of his working time to the performance of his duties under this Agreement; provided, further, Employer shall reimburse WVU at it's "off-campus rate" for 40% (forty percent) of Employees time to compensate WVU for Employee's working time with Employer under this section. (iii) In the event Employee provides Employer with written documentation (as described in 2(c)) of his ability to devote 100% of his working time to the performance of his duties under this Agreement, Employer will pay Employee a salary of $150,000 per year. (iv) Employee will receive his annual salary in equal semi-monthly or biweekly installments in accordance with the executive payroll policies of the Employer; provided, however, Employee agrees to be paid his salary earned between the Effective Date and the Initial Bridge Loan Closing within 15 (fifteen) days following the Initial Bridge Loan Closing. (v) Employee's annual salary compensation may be reviewed at any time but shall be reviewed no less frequently than annually within thirty (30) days of each anniversary of each anniversary of the Effective Date and shall not be increased in any event until thirteen (13) months after the closing of the offering as set forth in Section
16 of the Letter of Intent (the "Closing").   Based on such reviews, Employee's
salary may be adjusted to such higher amount if considered appropriate by the Employer at its sole discretion after taking into account general economic conditions, competitive conditions within the Employer's industry, the financial condition, operations and prospects of Employer, and Employee's prior and prospective performance of his duties. In no event shall Employee's salary be reduced without Employee's express consent.

Dated:    August 20,    , 1997
     ------------------


EMPLOYEE:

 /s/ V. Jagannathan
----------------------------------------
V. "Juggy" Jagannathan

CareFlow|Net, Inc., EMPLOYER

 /s/ J. Calvin Kaylor
----------------------------------------
Its: President and Chief Executive Officer

Attest:

 /s/ Robert R. Shank
----------------------------------------
Its: Asst. Secretary